                               ADOLOR CORPORATION

                               ----------------

                    Notice of Annual Meeting of Stockholders

                               ----------------

Dear Stockholder:

   I would like to invite you to the Adolor Annual Meeting of Stockholders which we will hold on May 15, 2001, beginning at 10:00 a.m. local time at Wyndham Suites Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087. President and Chief Executive Officer John J. Farrar and I look forward to bringing you up to date on the progress of the Company during the past year.

   The purposes of the Annual Meeting are:

     (1) to approve the amended and restated certificate of incorporation;

     (2) to elect six directors (each initial Director in Class I will hold office until the annual meeting of stockholders in 2002; each initial director in Class II will hold office until the annual meeting of stockholders in 2003; and each initial Director in Class III will hold office until the annual meeting of stockholders in 2004);

     (3) to ratify the appointment of KPMG LLP as our independent certified public accountants for the fiscal year ending December 31, 2001;

     (4) to approve an amendment to our Amended and Restated 1994 Equity Compensation Plan to increase by 600,000 shares the number of shares of Common Stock authorized to be issued under it; and

     (5) to transact any other business that may properly come before the meeting.

   We appreciate your ongoing interest and participation in our Company. Please take the time to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. YOUR VOTE IS VERY IMPORTANT.

                                          By Order of the Board of Directors

                                          Peter J. Schied
                                          Secretary

April 16, 2001

                                PROXY STATEMENT

   This Proxy Statement and the accompanying proxy card are being mailed beginning April 16, 2001, to owners of shares of Adolor Corporation (the "Company") Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2001 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all holders of Common Stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

                               ----------------

                                    CONTENTS

                                                                          Page
                                                                          ----
Voting Procedures........................................................   1

Corporate Governance.....................................................   2

Approval of Amended and Restated Certificate of Incorporation (Item 1 on
 Proxy Card).............................................................   3

Election of Directors (Item 2 on Proxy Card).............................   5

Ratification of Appointment of Independent Accountants (Item 3 on Proxy
 Card)...................................................................   7

Amendment of Amended and Restated 1994 Equity Compensation Plan (Item 4
 on Proxy Card)..........................................................   9

Submission of Stockholder Proposals and Director Nominations.............  11

Executive Compensation...................................................  12

Executive Officers of the Registrant.....................................  15

Compensation Tables......................................................  17

Other Forms of Compensation..............................................  20

Stock Performance Graph..................................................  21

Security Ownership of Certain Beneficial Owners and Directors and
 Officers................................................................  22

Certain Relationships and Related Transactions...........................  24

Section 16(a) Beneficial Ownership Reporting Compliance..................  25

Compensation Committee Interlocks and Insider Participation..............  25

Other Business...........................................................  25

                               Adolor Corporation
                             620 Pennsylvania Drive
                           Exton, Pennsylvania 19341

                               VOTING PROCEDURES

   Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting's adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than four, to whom you wish to give your proxy.

   Who can vote? Stockholders as of the close of business on March 30, 2001 are entitled to vote. On that day, about 27,944,852 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania beginning April 14, 2001. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

   What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to your account. Each share of Common Stock that you own entitles you to one vote.

   How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by Nasdaq, such as the election of directors and ratification of the appointment of independent accountants. On non-routine matters, nominees cannot vote and there is a so-called "broker non-vote" on that matter. Because Item 1 must be approved by the holders of not less than one-half (50%) of the outstanding shares of voting securities, any broker non-vote or abstention will have the same effect as a vote against the proposal. Since Item 3 and Item 4 must be approved by a majority of the votes cast, broker non-votes and abstentions have no effect on the outcome of these proposals. Because directors are elected by a plurality of the votes cast, votes withheld from some or all nominees for director could have an effect on the outcome of the election.

   Who will count the vote? The Company's Transfer Agent and Registrar, StockTrans, Inc., will tally the vote, which will be certified by an Inspector of Elections. The Inspector of Elections will be the Company's Secretary.

   Is my vote confidential? Proxies, ballots and voting tabulations are available for examination only by the Inspector of Elections and tabulators. Your vote will not be disclosed to the Board of Directors or management of the Company except as may be required by law.

   Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company's stock.

                              CORPORATE GOVERNANCE

   In accordance with Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Restated Bylaws (the "Bylaws"), the Company's business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company's business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

   Meetings of the Board of Directors. The Board of Directors held five meetings in 2000. Each of the incumbent directors, with the exception of Dr. Moller, attended at least 75% of the meetings of the Board of Directors and of the committees on which they served. Dr. Moller attended 60% of the meetings of the Board of Directors and of the committee on which he served. The incumbent directors in the aggregate attended about 89% of the meetings of the Board of Directors and committees on which they served.

   Committees of the Board of Directors. The Board of Directors has established two standing committees.

   Audit Committee--reviews and monitors the Company's corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on the Company's financial condition or results of operations. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, the Company's independent accountants. The Audit Committee did not meet during 2000. Each of the members of the Audit Committee is independent under the listing standards of the National Association of Securities Dealers. The Audit Committee, in March 2001, adopted a written charter, a copy of which is attached as Appendix 2 to this proxy statement. The current members of the Audit Committee are Ms. Feeney, Dr. Goddard, Mr. Madden and Dr. Moller.

   Compensation Committee--reviews and makes recommendations to the Board of Directors regarding the compensation to be provided to the Chief Executive Officer and the directors. In addition, the Compensation Committee reviews compensation arrangements for the other executive officers. The Compensation Committee also administers the Company's equity compensation plans. The Compensation Committee held seven meetings during 2000. The current members of the Compensation Committee are Drs. Baldino and Nash and Mr. Nelsen.

   Director Compensation. Directors do not receive compensation for their services as directors; however, they are reimbursed for the expenses they incur in attending meetings of the Board of Directors or board committees. Outside directors of the Company are also eligible to receive options to purchase Common Stock awarded under the Amended and Restated 1994 Equity Compensation Plan.

                        APPROVAL OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                              ITEM 1 ON PROXY CARD

   The Board of Directors recommends the approval of an amendment and restatement of the Company's Amended and Restated Certificate of Incorporation for two purposes. First, the amendment and restatement will divide the Board of Directors into three classes: Class I, Class II and Class III. Each Director will serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the Director was elected; provided, however, that the initial Director in Class I will hold office until the annual meeting of stockholders in 2002; each initial director in Class II will hold office until the annual meeting of stockholders in 2003; and each initial Director in Class III will hold office until the annual meeting of stockholders in 2004. Each Director will serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Directors appointed to vacancies will serve the full term of the Class to which they are appointed.

   Second, the amendment and restatement will require that any action required or permitted to be taken by the stockholders of the Company be effected at a duly called annual or special meeting of the stockholders. As a result of the amendment and restatement, the ability of the stockholders of the Company to consent in writing to the taking of any action will be specifically denied.

   The Amended and Restated Certificate of Incorporation reflecting the proposed changes is attached to the proxy statement as Appendix 1.

   The Board of Directors recommends a vote FOR the approval of the proposed amendment and restatement of the Amended and Restated Certificate of Incorporation of the Company.

   The Company's Amended and Restated Certificate of Incorporation does not provide for a classified Board of Directors. The terms of all of the Company's directors currently expire each year. The proposed amendment and restatement provides for the Board of Directors to be divided into three classes, with the term of one such class expiring each year. The Board of Directors believes that a classified or "staggered" board, of which a portion of directors are elected annually, is in the best interests of the Company and its stockholders. This system will help provide continuity and stability of the Company's management and policies because at least 50% of the directors at any one time will have prior experience as directors of the Company and extensive knowledge of the Company. The Board of Directors also believes that a classified board will assist the Company in long-term strategic planning. Additionally, the Board of Directors believes that this system of electing directors reduces the possibility of a sudden change in majority control of the Board of Directors. In a hostile takeover attempt, for example, a classified board may encourage a person seeking control of the Company to initiate arm's length discussions with the Board of Directors, which may be in a position to negotiate a higher price or more favorable terms for stockholders or to attempt to prevent a takeover that the Board of Directors believes is not in the best interest of stockholders.

   Under provisions of the Delaware General Corporation Law, any action required or permitted to be taken at any annual or special meeting of the Company's stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing setting forth the action so taken are signed by holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the Company. The Board of Directors believes that eliminating the ability of the stockholders to consent in writing to the taking of any action is in the best interests of the Company and its stockholders. The Board of Directors believes it is proper to protect the interests of all the stockholders by eliminating the ability of less than all of the stockholders to commit the Company to a course of action that would otherwise be required to be placed before all the stockholders for their consideration. Even if the amendment and restatement is approved, under the Bylaws of the Company, a special meeting of stockholders may continue to be called by the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting.

VOTE REQUIRED

   Approval of this amendment and restatement of the Amended and Restated Certificate of Incorporation of the Company requires the affirmative vote of the holders of not less than one-half (50%) of the outstanding shares of voting securities. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against the proposal.

   The Board of Directors recommends a vote FOR the approval of the proposed amendment and restatement of the Amended and Restated Certificate of Incorporation.

   The amendment and restatement will become effective upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which is anticipated, assuming stockholder approval, as soon as practicable following the date of the Annual Meeting.

                             ELECTION OF DIRECTORS
                              ITEM 2 ON PROXY CARD

   The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Company's business shall be managed by a Board of Directors, with the number of directors to be fixed by the Board of Directors from time to time. If approved by the Company's stockholders pursuant to Item 1 on the proxy card, the Amended and Restated Certificate of Incorporation will divide the Company's Board of Directors into three classes: Class I, Class II and Class
III. The directors in each class will serve terms of three years and until their respective successors have been elected and have qualified.

   The term of office of one class of directors will expire each year in rotation so that one class is elected at each annual meeting of stockholders for a three year term. The term of the Class I director, Ellen M. Feeney, will expire at the Company's 2002 Annual Meeting. The term of the two Class II directors, David M. Madden and Robert T. Nelsen, will expire at the Company's 2003 Annual Meeting. The term of the three Class III directors, John J. Farrar, Paul Goddard and Claude H. Nash, will expire at the Company's 2004 Annual Meeting. In the event that the stockholders do not approve the Amended and Restated Certificate of Incorporation pursuant to Item 1 on the proxy card, all of the directors elected by stockholders at this Annual Meeting will serve until the Company's 2002 Annual Meeting and until their respective successors have been elected and have qualified.

   Director candidates are nominated by the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the Bylaws.

   At the Annual Meeting, one Class I director, two Class II directors and three Class III directors are to be elected. The six director nominees are currently directors of the Company. The six nominees have consented to being named as nominees for director of the Company and have agreed to serve if elected. The Class I director will be elected to serve until the Company's 2002 Annual Meeting and until her successor has been elected and has qualified. The Class II directors will be elected to serve until the Company's 2003 Annual Meeting and until their successors have been elected and have qualified. The Class III directors will be elected to serve until the Company's 2004 Annual Meeting and until their successors have been elected and have qualified. If any or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee and any substitute nominee(s) designated by the Board of Directors. Director elections are determined by a plurality of the votes cast.

   Set forth below is information regarding each nominee for director.

   The Board of Directors recommends a vote FOR the listed nominees.

Nominees For Director

                             Principal Occupation During at Least the Past Five
 Name of Director        Age Years
 ----------------        --- --------------------------------------------------
Class I Director

 Ellen M. Feeney........  41 Ms. Feeney joined us as a Director in November
                             1994. Ms. Feeney is a private investor who focuses
                             on investments in the life sciences area. From
                             1989 to 1999, she was a General Partner of Weiss,
                             Peck & Greer Venture Partners. Prior to that, she
                             was a partner of Hambrecht & Quist Life Science
                             Ventures. She serves as a Director of several
                             privately-held companies. Ms. Feeney received a
                             B.S. in Biology from Duke University and an M.S.
                             in Human Genetics from the University of
                             California.

Class II Directors

 David M. Madden........  38 Mr. Madden joined us as a Director in January
                             2000. He has been a Managing Member of Royalty
                             Pharma AG, a private investment management firm
                             specializing in the acquisition of royalty
                             interests in pharmaceutical products, since 1997.
                             From 1992 to 1995, Mr. Madden was President, Chief
                             Executive Officer and a Director of Selectide
                             Corporation, a development stage pharmaceutical
                             company, that was acquired by Marion Merrill Dow
                             in 1995. Mr. Madden was a consultant to Marion
                             Merrill Dow during part of 1995. Mr. Madden has a
                             B.S. in Electrical Engineering from Union College
                             and an M.B.A. from Columbia University.

 Robert T. Nelsen.......  37 Mr. Nelsen has been a Director since our inception. Since July 1994, he has served as a
                             managing director of various venture capital funds
                             associated with ARCH Venture Partners, including
                             ARCH Venture Fund II, L.P., ARCH Venture Fund III,
                             L.P. and ARCH Venture Fund IV, L.P. From April
                             1987 to July 1994, Mr. Nelsen was a Senior Manager
                             at ARCH Development Corporation, a company
                             affiliated with the University of Chicago, where
                             he was responsible for new company formation. Mr.
                             Nelsen serves on the board of directors of Caliper
                             Technologies Corp., a publicly held, lab-chip
                             systems developer and manufacturer, and several
                             privately-held companies. He received a B.S. in
                             Biology and Economics from the University of Puget
                             Sound and an M.B.A. from the University of
                             Chicago.

Class III Directors

 John J. Farrar, Ph.D...  56 Dr. Farrar joined us as our President, Chief
                             Executive Officer and a Director in November 1994.
                             Previously, Dr. Farrar was Senior Vice President and Director of Biological Research at the Research Division of Sterling Winthrop
                             Pharmaceuticals, and had responsibility for approximately 225 scientists conducting drug discovery research. Prior to that, Dr. Farrar was Group Director of Biological Research at Hoffman-
                             LaRoche and oversaw research programs in the areas of immunology, cancer and virology. Dr. Farrar received a B.A. in Zoology and an M.S. in Microbiology from Miami University and a Ph.D. in Microbiology/Immunology from the University of
                             Notre Dame.

 Paul Goddard, Ph.D.....  51 Dr. Goddard joined us as a Director in October
                             2000. Dr. Goddard served as President and Chief
                             Executive Officer of Elan Pharmaceuticals, a
                             division of Elan PLC, from 1998 to 2000. Dr.
                             Goddard served as Chairman, Chief Executive
                             Officer and Director of Neurex Corporation from
                             1991 to 1998.

 Name of Current             Principal Occupation During at Least the Past Five
 Director                Age Years
 ---------------         --- --------------------------------------------------
                             From 1976 through February 1991, Dr. Goddard was
                             employed by SmithKline Beecham Corp. and its
                             predecessors in various positions, most recently
                             as Senior Vice President and Director, Japan-
                             Pacific. He is also a Director of Onyx
                             Pharmaceutical Inc. and Molecular Devices, Inc.
                             Dr. Goddard received a Ph.D. in Atieology and
                             Epidemiology of Colon Cancer from St. Marys
                             Hospital, University of London.

 Claude H. Nash, Ph.D...  58 Dr. Nash joined us as a Director in January 2000.
                             He is Chairman of the Board of ViroPharma
                             Incorporated, and he served as Chief Executive
                             Officer, President and a Director of ViroPharma
                             Incorporated from that company's inception in 1994 until 2000. From 1983 to 1994, Dr. Nash served as
                             Vice President, Infectious Disease and Tumor
                             Biology at Schering-Plough Research Institute. Dr.
                             Nash has a B.S. in Biology and Chemistry from Lamar University, an M.S. in Microbiology and a Ph.D. in Microbial Genetics and Biochemistry from
                             Colorado State University.

                               ----------------

                         RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS
                              ITEM 3 ON PROXY CARD

   Subject to stockholder ratification, the Board of Directors, acting upon the recommendation of the Audit Committee, has reappointed the firm of KPMG LLP, certified public accountants, as independent accountants to audit and report upon the consolidated financial statements of the Company for fiscal year 2001. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of KPMG LLP as independent accountants to audit and report upon the consolidated financial statements of the Company for fiscal year 2001. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its recommendation.

   One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

   Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the year ended December 31, 2000, for the audit of the Company's consolidated annual financial statements and the review of the consolidated financial statements included in the Company's initial public offering, were $433,970.

   Financial Information Services and Implementation Fees. There were no fees billed by KPMG LLP for financial information system design and implementation services during 2000.

   All Other Fees. The aggregate fees billed for services, other than the services described under the two captions above, rendered by KPMG LLP for the year ended December 31, 2000, were $125,917.

Report of the Audit Committee

   The Audit Committee has reviewed and discussed the Company's consolidated audited financial statements, as of and for the year ended December 31, 2000, with management and with KPMG LLP.

   The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61.

 Auditor Independence

   The Audit Committee has received from KPMG LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed KPMG LLP's independence with KPMG LLP, and has considered the compatibility of nonaudit services with the auditor's independence.

   Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the Securities and Exchange Commission.

                                          MEMBERS OF THE AUDIT COMMITTEE

                                          Ellen M. Feeney
                                          Paul Goddard
                                          David M. Madden
                                          C. Christopher Moller

   The Board of Directors recommends a vote FOR ratification.

        AMENDMENT OF AMENDED AND RESTATED 1994 EQUITY COMPENSATION PLAN
                              ITEM 4 ON PROXY CARD

   Our Amended and Restated 1994 Equity Compensation Plan was adopted effective as of February 4, 2000, and thereafter amended. Since less than 642,000 shares remained available for issuance under that plan, in March 2001, the Board of Directors amended the plan by increasing the number of shares of Common Stock authorized for issuance under the plan by 600,000 shares, from 3,950,000 to 4,550,000. This represents an increase from approximately 14.1% of the issued and outstanding Common Stock of the Company to approximately 16.3% of the issued and outstanding Common Stock of the Company. Under the Nasdaq listing rules, shareholder approval must be obtained when a stock option or purchase plan is to be established or other arrangement made pursuant to which stock may be acquired by officers or directors, unless the shares are issued to persons not previously employed by us as an inducement essential to their entering into employment contracts with us. If stockholder approval is obtained, we will be able to make incentive stock option grants and grants to existing employees. The Board of Directors believes that stockholder approval of the Board of Director's increase in the number of shares of Common Stock which may be issued under the plan is necessary to ensure that sufficient shares will be available to support our continuing efforts to attract and retain highly qualified employees.

   Certain terms and provisions of the plan are summarized below. This summary, however, does not purport to be a complete description of the plan and is qualified in its entirety by the terms of the plan.

General

   We adopted the Amended and Restated 1994 Equity Compensation Plan, effective as of February 4, 2000, and thereafter amended. Under the plan, prior to the amendment described above, we are authorized to grant options to eligible individuals for up to a total of 3,950,000 shares of our Common Stock. The plan authorizes us to grant either options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the plan, the compensation committee of the Board of Directors or the Board of Directors will determine the exercise price of each option granted, provided that the minimum exercise price is equal to the fair market value of the underlying stock on the date the option is granted. The maximum term of any option will be ten years from the date of grant. Options granted will be exercisable at the determination of the compensation committee of the Board of Directors or the Board of Directors, and the options will vest according to the vesting schedule which shall be determined by the Board of Directors or the compensation committee. Within any one-year period, an employee may not receive options to purchase more than 200,000 shares of our Common Stock.

   Eligibility. Officers and other employees of ours, non-employee members of the Board of Directors, and consultants are eligible to participate in the plan and receive non-qualified stock options. Under the plan, only our officers and other employees are eligible to receive incentive stock options.

   Change in Control. The plan includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

   In a merger or consolidation, sale of all or substantially all assets, sale of all or a majority of the outstanding stock, liquidation or dissolution or any similar transactions, unless otherwise provided in an optionee's grant letter, the vesting and exercisability of all options that are outstanding and unexercised as of such change of control, to the extent unvested, and any unvested shares held by an optionee will be accelerated such that all outstanding options are fully vested and exercisable and all shares held by an optionee are fully vested, and, if Adolor does not survive any such transaction Adolor shall, if Adolor does not cash-out all outstanding options, require the successor corporation to assume all outstanding options and to substitute such options with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of optionees with respect to such options. The compensation committee or the Board of Directors, in its sole discretion, may require the cancellation of all outstanding vested options in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value of the common stock underlying the unexercised portion of the option as of the date of the change of control over the option price of such portion.

Federal Tax Consequences of Stock Options

   In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to us. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

   If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

   No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules apply.

   Unless the holder of an unvested non-qualified stock option makes an 83(b) election as described below, there generally will be no tax consequences as a result of the exercise of an unvested option until the stock received upon such exercise is no longer subject to a substantial risk of forfeiture or is transferable. Generally, when the shares have vested, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election under Section 83(b) of the Internal Revenue Code upon the exercise of the unvested option, the holder would recognize ordinary income on the date of the exercise of such option, and we would be entitled to a deduction, equal to:


  . the fair market value of the stock received pursuant to such exercise as though the stock were not subject to a substantial risk of forfeiture or transferable, minus

  . the exercise price paid for the stock.

   If an 83(b) election were made, there would generally be no tax consequences to the holder upon the vesting of the stock, and all subsequent appreciation in the stock would generally be eligible for capital gains treatment.

   Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

   Section 162(m). Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1 million to the chief executive officer or to any of the other four most highly compensation officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Amended and Restated 1994 Equity Compensation Plan is intended to make grants of stock options and stock appreciation rights that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

   Approval of the amendment requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon.

   The Board of Directors recommends a vote FOR the amendment to the Amended and Restated 1994 Equity Compensation Plan.

                    SUBMISSION OF STOCKHOLDER PROPOSALS AND
                              DIRECTOR NOMINATIONS

   Stockholders wishing to have a proposal included in the Board of Directors' 2002 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than February 1, 2002. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Stockholders wishing to make a nomination for election to the Board of Directors must submit written notice of the intention to make such nomination so that it is received not less than 90 days nor more than 120 days prior to the annual meeting at which such nomination is to occur. Stockholders wishing to have a proposal presented at an annual meeting must submit the proposal so that the Secretary of the Company receives it not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the meeting is advanced by more than 20 days from such anniversary date, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

                             EXECUTIVE COMPENSATION

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors is composed of three non-employee directors. The compensation committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses, and stock ownership programs. The Compensation Committee annually evaluates the performance, and determines or recommends to the full board, the compensation of the Chief Executive Officer (CEO) and our other executive officers based upon a mix of the achievement of corporate goals, individual performance and comparisons with other biopharmaceutical companies. The Compensation Committee then determines or recommends to the full board, what the compensation should be for the individuals at the executive level.

Role of the Compensation Committee

   The goals of the compensation committee with respect to executive officers, including the CEO, are to provide compensation that is designed to attract, motivate and retain executives of outstanding ability and potential and to align the interests of executive officers with the interests of our stockholders. We seek to provide incentives for superior individual performance by paying competitive compensation, and to base a significant portion of compensation upon that performance. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, bonus, stock option grants and restricted stock awards. In general, the exercise price of stock option grants will be set equal to the fair market value of the common stock on the date of grant.

   Many traditional measures of corporate performance for mature pharmaceutical companies or companies in other industries, such as earnings per share or sales growth, are not useful in the evaluation of pharmaceutical companies in our stage of development. Accordingly, the Compensation Committee evaluates other indications of performance, such as our progress in achieving milestones in the development of our drug candidates, in negotiating collaborations with pharmaceutical companies, obtaining rights to products and technologies, enhancing shareholder value and in raising the capital needed for our operations as the basis in making executive compensation decisions.

Executive Compensation Summary

   To ensure that the elements of an executive's compensation remain competitive with other biopharmaceutical companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes are provided by outside consultants and do not identify the names of participating companies. Using these surveys, the Company focuses primarily on companies of similar size and stage of development in the biotechnology industry, with the objective of setting a base salary, which is generally above average when compared with these companies. Because the number of Adolor employees was greater than 50, but less than 100 during the majority of 2000, primary comparisons were made with companies at a similar stage of product development with 50-149 employees.

   The Company competes against other biopharmaceutical companies as well as major pharmaceutical companies for qualified personnel. The salaries paid by the major pharmaceutical companies, which maintain executive staffs in the region, heavily influence salaries for experienced executives of biotechnology companies in the Southeastern Pennsylvania region. The salaries of Adolor's executives are set below the levels which would be achieved by executives with similar levels of authority and experience in larger pharmaceutical companies. To compensate for this shortfall and remain competitive in the market for qualified executives, the Company places a correspondingly greater weight on variable pay incentives and longer-term compensation. The Compensation Committee believes that by increasing the emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Compensation Committee believes that stockholders in Adolor share a similar risk profile.

Base Salaries

   Executive salaries are reviewed by the Compensation Committee at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review, the Compensation Committee considers, in addition to the information provided by the salary surveys, the individual executive's contribution to the Company's achievements and changes in the role and responsibility of the executive during the year. Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base pay. Executive salary increases in 2000 ranged from 4% to 8% of base salary.

   The compensation committee met in January 2001 to review and approve base salary increases and option grants for the CEO and other executive officers for 2000. In determining the CEO's salary, the committee noted that we were successful in raising over $152 million in three equity financings in 2000 including our November 2000 initial public offering of our common stock. The compensation committee set the CEO's base salary for 2000 at $305,000.

Short Term Incentive Program

   Corporate and individual goals and milestones are established at the beginning of each year and include targets for progress in the Company's research and drug development efforts, entering into corporate collaborations and financings. The Compensation Committee provides bonus incentives for achievement of these goals because it believes that attainment of these goals will ultimately lead to the successful commercialization of the Company's product candidates and will be in the best long-term interests of the Company's stockholders. Prior to the initial public offering in November 2000, employees were provided the opportunity to request their bonus in cash, stock options or both.

   The 2000 bonus award levels were up to 40% of base salary for John Farrar, CEO ($93,040 was awarded), and as much as 30% for Vice Presidents.

Long Term Incentives

   Long-term incentives have been provided by means of periodic grants of stock options.

   The options generally have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire ten years from the date of grant. The Compensation Committee considers stock options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company's executives with the financial interests of its stockholders. Further, the vesting provisions of the Plan serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. stock options are generally granted at the time of employment, and are granted annually at the discretion of the Compensation Committee. The Compensation Committee determined the number of options to be granted by comparison to other biotechnology companies at similar stages of development.

   In 2000, the Compensation Committee granted John Farrar stock options totaling 1,884,379 shares (before the reverse stock split of one for five). Accordingly, through December 2000 the Compensation Committee also granted to the Vice Presidents a total of 542,752 shares of Common Stock on a pre-reverse split basis. These awards were made based on their performance during the year, recognizing that their retention and motivation are crucial to the long-term value of the Company. Further, three newly hired Vice Presidents received new hire stock option grants totaling 1,560,000 shares of ISOs on a pre-reverse split basis. The stock options vest over four years at a rate of 1/48th per month. The Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team, and that their retention and motivation are crucial to building long-term corporate value.

Deductibility of Certain Compensation

   Payments during 2000 to the Company's executives under the various programs discussed above were made with regard to the provisions of section 162(m) of the Internal Revenue Code that became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation". In accordance with current regulations, the amounts received upon the exercise of stock options under the Plan will qualify as "performance-based compensation," but the value of the shares received when the shares of Restricted Stock become transferable will not qualify as "performance-based compensation." Through December 31, 2000, this provision has not affected our tax deductions, and the compensation committee believes that, at the present time, it is quite unlikely that the compensation paid to any of our employees in a taxable year, which is subject to the deduction limit, will exceed $1,000,000. The compensation committee intends to continue to evaluate the effects of the statute and any applicable regulations and to comply with Internal Revenue Code Section 162(m) in the future to the extent consistent with our best interests.

                                          MEMBERS OF THE COMPENSATION
                                           COMMITTEE

                                          Frank Baldino, Ph.D.
                                          Claude H. Nash, Ph.D.
                                          Robert T. Nelsen

                               EXECUTIVE OFFICERS

   Our executive officers, their ages and their positions are as follows:

             Name              Age                    Title
             ----              ---                    -----
 John J. Farrar(1)...........   56 President, Chief Executive Officer and
                                   Director
 Deanne D. Garver(2).........   42 Vice President, Preclinical Development and
                                   Projects Management
 Linda Y. Harver(3)..........   48 Vice President, Regulatory Affairs and
                                   Quality Assurance
 David Jackson(4)............   54 Senior Vice President of Research and
                                   Development
 Alan L. Maycock(5)..........   58 Vice President, Exploratory Research and
                                   Drug Discovery
 Gwen A. Melincoff(6)........   47 Vice President, Business Development
 Andrew D. Reddick(7)........   48 Senior Vice President of Commercial
                                   Operations and Chief Operating Officer
 Peter J. Schied(8)..........   58 Vice President, Chief Financial Officer and
                                   Secretary
 William K. Schmidt(9).......   50 Vice President, Technical Affairs

--------
 (1) John J. Farrar, Ph.D. Dr. Farrar joined us as our President, Chief Executive Officer and a Director in November 1994. Previously, Dr. Farrar was Senior Vice President and Director of Biological Research at the Research Division of Sterling Winthrop Pharmaceuticals, and had responsibility for approximately 225 scientists conducting drug discovery research. Prior to that, Dr. Farrar was Group Director of Biological Research at Hoffman-LaRoche and oversaw research programs in the areas of immunology, cancer and virology. Dr. Farrar received a B.A. in Zoology and an M.S. in Microbiology from Miami University and a Ph.D. in Microbiology/Immunology from the University of Notre Dame.
 (2) Deanne D. Garver, Ph.D. Dr. Garver joined us as our Vice President, Preclinical Development and Projects Management in July 1998. From March 1995 to July 1998, she was Associate Project Director, Cardiopulmonary Project Management, at SmithKline Beecham Pharmaceuticals, where she led project teams through clinical trials in Phases I-III and was responsible for development strategy and operational plans for therapeutic approaches to asthma and chronic obstructive pulmonary disease and for anticoagulation drugs. r. Garver received a B.A. in Biology and Chemistry from the College of Notre Dame of Maryland and a Ph.D. in Medicinal Chemistry from the Medical College of Virginia at Virginia Commonwealth University.
 (3) Linda Harver, J.D. Ms. Harver joined us as our Vice President, Regulatory Affairs and Quality Assurance in June 2000. From November 1999 to June 2000, she was Vice President of Regulatory Affairs of IBAH, Inc., a contract research organization. From November 1996 to November 1999, she was Vice President of Regulatory Affairs of IBEX Technologies, a biopharmaceutical firm. She held positions of increasing responsibility in Regulatory Affairs for Sanofi, Inc., a pharmaceutical company, from August 1987 to November 1996. Ms. Harver has directed regulatory submissions and strategies for multiple therapeutic areas. Ms. Harver received a B.S. in Pharmacy from the Medical College of Virginia, an M.B.A. from the University of Richmond and a J.D. from Widener University.
 (4) David Jackson, M.D. Dr. Jackson joined us as our Senior Vice President of Research and Development in January 2001. From 1994 to 2001, Dr. Jackson served in several positions with Omnicare Clinical Research, Inc. (formerly IBAH), a large clinical research organization. Dr. Jackson's responsibilities at Omnicare included Chief Medical Officer and President of the clinical research organization in the United States. Previously, Dr. Jackson was Vice President, Clinical Research and Development for Janssen Research Foundation from 1988 to 1994.

 (5) Alan L. Maycock, Ph.D. Dr. Maycock joined us as our Vice President of Exploratory Research and Drug Discovery in January 1995. From April 1988 to January 1995, Dr. Maycock worked at the Research Division of Sterling Winthrop Pharmaceuticals, where, during the last year of his employment he was Senior Director of Biochemistry and directed drug discovery programs targeted at specific enzymes and receptors in several therapeutic areas, including inflammation, the central nervous system and immunomodulation. From 1974 to 1988, Dr. Maycock held various positions at Merck Sharp & Dohme Research Laboratories, most recently as Associate Director of Inflammation Research. Dr. Maycock received a B.A. in Chemistry from Harvard College and an M.S. and Ph.D. in Organic Chemistry from MIT.
 (6) Gwen A. Melincoff. Ms. Melincoff joined us as our Vice President, Business Development in January 1999. From October 1994 to January 1999, she was Director of Business Development at NanoSystems, a subsidiary of Eastman Kodak and, after October 1998, a division of Elan Corporation, plc, where she was responsible for identifying and implementing the marketing and business development strategies. Ms. Melincoff received a B.S. in Biology from George Washington University and a M.S. in Management--Health Care Administration from Penn State University.
 (7) Andrew D. Reddick. Mr. Reddick joined us as our Senior Vice President of Commercial Operations and Chief Operating Officer in April 2000. From July 1999 to April 2000, Mr. Reddick was President of Faulding Laboratories, Inc., the branded pharmaceutical division of Faulding, Inc., which is a wholly owned U.S. subsidiary of F.H. Faulding and Co. Limited. Starting in August 1996, Mr. Reddick held executive- and senior-level management positions in marketing, sales and business development with Faulding, Inc. From July 1995 to July 1996, Mr. Reddick was President and Director of Endeavor Pharmaceuticals Inc., a privately-held emerging pharmaceutical company focusing on products for female healthcare. Mr. Reddick received a B.A. in Biology from the University of California, Santa Barbara, and an M.B.A. from Duke University.
 (8) Peter J. Schied. Mr. Schied joined us as our Vice President, Chief Financial Officer and Secretary in June 1997. From March 1993 to May 1997, he was Chief Financial Officer and Vice President of Finance for Transcell Technologies, Inc., a healthcare services company. Mr. Schied previously held senior level finance positions for healthcare companies including Greenwich Pharmaceuticals, Inc., Foster Medical Corporation, Rorer Group, Inc., International Division and Bristol-Myers Company, International Division. Mr. Schied received a B.S. in Engineering and an M.B.A. in Finance and International Business from Drexel University.
 (9) William K. Schmidt, Ph.D. Dr. Schmidt joined us as our Vice President, Technical Affairs in July 2000 after serving as a Scientific Advisory Consultant to our company since February 1998. From August 1995 to June 2000, Dr. Schmidt was President and Chief Executive Officer of NorthStar Research & Development, Ltd., a startup biopharmaceutical company with an interest in developing novel pain management pharmaceutical products. Dr. Schmidt received an A.B. in Biochemistry from the University of California, Berkeley, and a Ph.D. in Pharmacology from the University of California, San Francisco.

                              COMPENSATION TABLES

Executive Compensation

   The following table sets forth, for the fiscal years ending December 31, 2000, 1999 and 1998, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, to each of the executive officers of the Company named below, in all capacities in which they served.

                           Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
                                                                        Awards
                                         Annual Compensation         ------------
                                    -----------------------------     Securities
                                                        All Other     Underlying
 Name and Principal Position   Year  Salary   Bonus  Compensation(1)   Options
 ---------------------------   ---- -------- ------- ------------    ------------
 John J. Farrar..............  2000 $285,720 $93,040   $  7,210        $376,875
  President, Chief Executive   1999  211,319  21,305      7,210         110,502
  Officer and Director         1998  197,427  26,384      9,053           6,557

 Randall L. Carpenter........  2000 $214,597 $19,400   $ 48,911        $161,607
  Former Vice President,       1999  183,462     --      25,723          28,100
  Clinical Research &          1998   13,154     --         --           60,000
  Development and Regulatory
  Affairs

 Peter J. Schied.............  2000 $178,938 $41,050        --         $ 82,706
  Vice President, Chief        1999  158,222   6,948        --           46,809
  Financial Officer and        1998  143,308   8,546        --           11,356
  Secretary

 Deanne D. Garver............  2000 $176,677 $26,160        --         $ 61,765
  Vice President, Preclinical  1999  132,500   9,730        --           23,309
  Development and Projects     1998   55,000     --         --           50,000
  Management

 Andrew D. Reddick(2)........  2000 $172,115 $62,500   $137,071        $262,000
  Senior Vice President of     1999      --      --         --              --
  Commercial Operations and    1998      --      --         --              --
  Chief Operating Officer

--------
(1) Consists of life insurance premiums paid by us for Dr. Farrar, temporary living expenses paid for Dr. Carpenter and relocation expenses paid for Mr. Reddick.
(2) Mr. Reddick commenced employment with the Company in May 2000.

Employee Agreements

   In October 1994, we entered into an at will employment agreement, an employment agreement that permits us to terminate the employee at any time, with Dr. Farrar in connection with which he purchased 453,280 shares of our common stock for $1,150. Under the terms of the employment agreement, either party can terminate the employment relationship at any time without any continuing obligation. Dr. Farrar is eligible for an annual performance bonus based on our attaining goals and objectives established by the Board of Directors. We will use all reasonable good faith efforts to allow Dr. Farrar the opportunity to maintain at least a 5% interest in the Company.

   In September 2000, we entered into an agreement with Dr. Carpenter under which he served as our Vice President, Clinical Research and Development until March 14, 2001 and thereafter as a part-time consultant to us until September 14, 2001. While he was our full time employee, Dr. Carpenter was eligible to receive bonuses based on the attainment of certain performance objectives established by our Board of Directors. Dr. Carpenter received a $53,000 one-time bonus on January 15, 2001. In October, we granted Dr. Carpenter options to purchase 20,000 shares of our common stock at an exercise price of $3.50 per share.

   In January 1995, we entered into an at will employment agreement with Dr. Maycock, in connection with which we granted him options to purchase 70,000 shares of our common stock at an exercise price of $0.125. per share. Dr. Maycock is eligible for an annual performance bonus based on our attaining goals and objectives established by our Board of Directors. Under the terms of the employment agreement, either party can terminate the employment relationship at any time. Dr. Maycock is entitled to a $15,000 one-time severance payment if we terminate his employment with us, subject to certain qualifications with respect to the financial condition of Adolor.

   In May 1997, we entered into an at will employment agreement with Mr. Schied, in connection with which we granted him options to purchase 100,000 shares of our common stock at an exercise price of $0.35 per share. We provide Mr. Schied with term life insurance equal to two times his base salary. Under the terms of the employment agreement, either party can terminate the employment relationship at any time. If we terminate Mr. Schied pursuant to a change of control or for any other reason other than just cause, we (or our successor) are obligated to continue to pay Mr. Schied at his then current base salary rate for six months following such termination. We may defer these severance payments in certain circumstances.

   In March 2000, we entered into an at will employment agreement with Mr. Reddick, in connection with which we granted him options to purchase 220,000 shares of our common stock at an exercise price of $2.50 per share. We anticipate we may record a total compensation charge over the four year vesting period of the option based on the fair value of our common stock on the date Mr. Reddick commenced employment. Mr. Reddick started work with us in May 2000. Mr. Reddick receives a salary of $20,833 per month and will be eligible for an annual performance bonus based on our attaining goals and objectives established by our Board of Directors. Under the terms of the employment agreement, either party will be able to terminate the employment relationship at any time. If we terminate Mr. Reddick pursuant to a change of control or for any other reason other than just cause, we (or our successor) are obligated to continue to pay Mr. Reddick at his then current base salary rate for nine months following such termination.

Stock Options

   The following table sets forth information regarding stock options granted under the Amended and Restated 1994 Equity Compensation Plan during the fiscal year 2000 to the executive officers of the Company named below:

             Option Grants During the Year Ended December 31, 2000

                                                                     Potential Realizable
                                    Percentage                         Value at Assumed
                         Number of   of Total                       Annual Rates of Stock
                         Securities  Options                        Price Appreciation for
                         Underlying Granted to Exercise                 Option Term(3)
                          Options   Employees  Price per Expiration ----------------------
          Name           Granted(1)  in 2000   Share(2)     Date        5%         10%
          ----           ---------- ---------- --------- ---------- ---------- -----------
John J. Farrar..........  192,000     22.74%     $2.25   01/13/2010 $6,448,451 $10,523,968
                            1,984                 2.50   05/15/2010     66,138     108,252
                          180,000                 3.50   07/21/2010  5,820,423   9,641,220
                            2,891                 3.50   09/28/2010     93,508     154,892


Randall L. Carpenter....   96,000      9.75%     $2.25   01/13/2010 $3,224,225 $ 5,261,984
                            1,680                 2.50   05/15/2010     56,004      91,665
                           42,000                 3.50   07/21/2010  1,358,099   2,249,618
                            1,927                 3.50   09/28/2010     62,337     103,257
                           20,000                 3.50   10/04/2010    646,714   1,071,247


Deanne D. Garver........   30,000      3.72%     $2.25   01/13/2010 $1,007,570 $ 1,644,370
                              560                 2.50   05/15/2010     18,668      30,555
                           30,000                 3.50   07/21/2010    970,070   1,606,870
                            1,205                 3.50   09/28/2010     38,964      64,543


Peter J. Schied.........   38,000      2.96%     $2.25   01/13/2010 $1,276,256 $ 2,082,869
                            1,260                 2.50   05/15/2010     42,003      68,749
                           42,000                 3.50   07/21/2010  1,358,099   2,249,618
                            1,446                 3.50   09/28/2010     46,757      77,451


Andrew D. Reddick.......  220,000     15.81%     $2.50   04/25/2010 $7,333,850 $12,003,714
                           42,000                 3.50   07/21/2010  1,358,099   2,249,618

--------
(1) All options granted to employees are immediately exercisable, are incentive stock options and generally vest over four years at the rate of 25% of the shares subject to the option per year. Unvested shares are subject to a right of repurchase upon termination of employment. Options expire ten years from the date of grant.
(2) The Company granted options at an exercise price equal to the fair market value of its Common Stock on the date of grant, as determined by the Board of Directors.
(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates, based upon the closing price as of December 31, 2000, of $22.00 per share. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

   The following table sets forth information regarding 2000 fiscal year-end option values for each of the executive officers named below:

                    Year-End December 31, 2000 Option Values

                                                       Number of Securities            Value of Unexercised
                                                      Underlying Unexercised          In-the-Money Options at
                           Shares                   Options at Fiscal Year-End         Fiscal Year-End(2)($)
                         Acquired on     Value      ------------------------------   -------------------------
          Name           Exercise(#) Realized(1)($) Exercisable     Unexercisable    Exercisable Unexercisable
          ----           ----------- -------------- -------------   --------------   ----------- -------------
John J. Farrar..........    68,164      $200,381            104,881          362,495 $2,105,537   $7,053,648


Randall L. Carpenter....    40,901      $ 91,390             49,986          167,093 $  972,415   $3,318,897


Deanne D. Garver........    29,300      $ 54,210             26,860           78,910 $  552,969   $1,579,181


Peter J. Schied.........   113,906      $233,564             28,041           98,931 $  568,734   $1,966,750


Andrew D. Reddick.......       --            --              41,041          220,959 $  795,925   $4,271,076

--------
(1) The value realized represents the difference between the fair market value of the Common Stock subject to options prior to the closing of our initial public offering (based on fair market value per share as determined from time to time prior to our initial public-offering by our Board of Directors) and the exercise price of the options.
(2) These year-end values represent the difference between the fair market value of the Common Stock subject to options (based on the stock's closing price on the Nasdaq Stock Market on December 31, 2000) and the exercise price of the options.

                          OTHER FORMS OF COMPENSATION

   We refer you to the description of our Amended and Restated 1994 Equity Compensation Plan set forth above under "AMENDMENT OF AMENDED AND RESTATED 1994 EQUITY COMPENSATION PLAN".

   In 1995, the Company adopted a 401(k) Profit Sharing Plan (the 401(k) Plan) available to all employees meeting certain eligibility criteria. The 401(k) Plan permits participants to contribute up to 15% of their salary, not to exceed the limits established by the Internal Revenue Code. All contributions made by participants vest immediately into the participant's account. The Company is not required to make and did not make any contributions to the 401(k) Plan in 1998, 1999 and 2000.

                            STOCK PERFORMANCE GRAPH

  COMPARISON OF 1 MONTH CUMULATIVE TOTAL RETURN AMONG ADOLOR CORPORATION, THE
      NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BIOTECHNOLOGY INDEX

   The following graph presents a comparison of the Company's stock performance with that of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Biotechnology Index from the date of the Company's initial public offering, November 13, 2000, through December 31, 2000.

                                    [GRAPH]

ADOLOR CORP
                                   Cumulative Total Return
                                 -----------------------------------
                                     11/14/00    11/00     12/00
ADOLOR CORPORATION                    100.00    138.23    146.67
NASDAQ STOCK MARKET (U.S.)            100.00     82.69     78.34
NASDAQ BIOTECHNOLOGY                  100.00     91.71     94.82
[PERFORMANCE GRAPH]

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND DIRECTORS AND OFFICERS

   The following table sets forth information as of March 30, 2001, with respect to shares of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of outstanding Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group. All figures include shares of Common Stock issuable upon the exercise of options exercisable within 60 days of March 30, 2001, which are deemed to be outstanding and to be beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person. Unless otherwise specified, all shares are directly held.

                                                       Number of
                                                         Shares    Percent of
                                                      Beneficially   Shares
5% Beneficial Owners, Directors, Named Officers          Owned     Outstanding
-----------------------------------------------       ------------ -----------
Entities Affiliated with MPM Capital(1)..............  2,352,940      8.42%

Robert T. Nelsen(2)..................................  2,263,714      8.10%

Entities Affiliated with Alta Partners(3)............  2,263,286      8.10%

Falcon Technology Partners L.P.(4)...................  1,845,238      6.60%

Technology Leaders Management, Inc.(5)...............  1,567,833      5.61%

WPG Venture Partners III, L.P.(6)....................  2,204,761      7.89%

S.R. One, Limited(7).................................  1,367,119      4.89%

John J. Farrar(8)....................................    873,371      3.13%

Alan L. Maycock(9)...................................    277,301       .99%

Andrew D. Reddick....................................     68,333       .24%

Peter J. Schied......................................    186,740       .67%

Randall L. Carpenter.................................    184,646       .66%

Frank Baldino, Jr.(10)...............................     20,000       .07%

Ellen M. Feeney......................................     13,000       .05%

David M. Madden......................................     25,000       .09%

Claude H. Nash.......................................      7,812       .03%

Paul Goddard.........................................     25,000       .09%

All Directors and executive officers as a group (14    1,897,516      6.79%
 persons)............................................

--------
  * Represents less than 1%
 (1) Includes (i) 177,451 shares owned by MPM Bioventures II, L.P.; (ii) 1,609,019 shares owned by MPM Bioventures II-QP, L.P.; and (iii) 566,470 shares owned by MPM Bioventures GMBH & Co. Parallel-Beteiligungs KG. The address for MPM Bioventures II, L.P. is 601 Gateway Blvd., Suite 360, San Francisco, CA 94080. The person with investment control of these shares is Dr. Luke Evnin. Dr. Evnin disclaims beneficial ownership except to the extent of his pecuniary interest therein.
 (2) Includes (i) 767,380 shares owned by ARCH Venture Fund II, L.P. and (ii) 1,494,584 shares owned by ARCH Venture Fund III, L.P. and (iii) 1,750 shares owned by Mr. Nelsen. Mr. Nelsen is a managing director of the general partner of the general partner of the general partner of ARCH Venture Fund II, L.P. and a managing director of the general partner of ARCH Venture Fund III, L.P. The address of ARCH Venture Fund II, L.P. is 8725 West Higgens Rd., Suite 290, Chicago, IL 60631. The people who have investment control of the ARCH Venture Fund II, L.P. shares are Robert T. Nelsen, Steven Lazarus and Keith Crandall, each of whom disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein.

 (3) Includes (i) 2,206,536 shares owned by Alta California Partners, L.P. and
     (ii) 56,750 shares owned by Alta Embarcadero Partners, LLC. The Principals of Alta Partners are Managing Members of Alta California Management Partners, L.P. which is the General Partner of Alta California Partners, L.P. Certain Principals of Alta Partners are Members of Alta Embarcadero Partners, LLC. The address of Alta California Management Partners, L.P. is One Embarcadero Center, Suite 4050, San Francisco, CA 94111. The people who have investment control of these shares are Jean Deleage, Garrett Gruner, Guy Nohra and Marino Polestra, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
 (4) The address of Falcon Technology Partners, L.P. is 600 Dorset Road, Devon, PA 19833. The person who has investment control of these shares is James Rathman. Mr. Rathman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
 (5) Includes (i) 873,753 shares owned by Technology Leaders II, L.P. and (ii) 694,079 shares owned by Technology Leaders II Offshore C.V. Technology Leaders Management, Inc. controls the general partner of each of these entities. The address of Technology Leaders Management, Inc. is 435 Devon Park Drive, Building 700, Wayne, Pennsylvania 19087. The people who have investment control of these shares are Robert Keith, Gary Anderson, Mark DeNino, Christopher Moller and Robert Rabbio, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
 (6) Includes (i) 1,211,480 shares owned by WPG Enterprise Fund II, LP; (ii) 969,472 shares owned by Weiss, Peck & Greer Venture Associates III, L.P.; and (iii) 23,809 shares owned by WPG LifeScience Entrepreneur Fund. WPG Venture Partners III, L.P. is the Fund Investment Advisory Member of Weiss, Peck & Greer Venture Associates III, L.P., WPG Enterprise Fund II, L.P. and WPG LifeScience Entrepreneur Fund. The address for WPG Venture Partners III, L.P. is 555 California Street, Suite 3130, San Francisco, CA 94104. The people who have investment control of these shares are Gill Cogan and Phillip Greer, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
 (7) The address of S.R. One, Limited is 4 Tower Bridge, 200 Bar Harbor Drive, Suite 250, West Conshohocken, PA 19428. The people who have investment control of these shares are, Dr. Brenda Gavin, Donald Parman, Dr. Raymond Whitaker, Dr. Barbara Dalton, William Mosher and Arlene Sothern, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
 (8) Includes 14,285 shares owned jointly by Dr. Farrar and his wife. Includes 8,888 shares owned by the John J. Farrar and Janet Fuller Farrar Trust for Christin A. Farrar. Includes 8,888 shares owned by the John J. Farrar and Janet Fuller Farrar Trust for Lisa K. Farrar. Includes 8,888 shares owned by the John J. Farrar and Janet Fuller Farrar Trust for Morgan S. Fullar Bonar.
 (9) Includes 50,000 shares owned jointly by Dr. Maycock and his wife. Includes 2,250 shares owned by Alan L. Maycock as custodian under the Pennsylvania Uniform Gift to Minors Act for Laura B. Maycock.
(10) Includes 3,000 shares owned by the James G. Baldino Irrevocable Grantor Trust 12/29/94. Includes 3,000 shares owned by the Leslie M. Baldino Irrevocable Grantor Trust 12/29/94. Includes 3,000 shares owned by the Jeffrey P. Baldino Irrevocable Grantor Trust 12/29/94.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In July 1999, we licensed worldwide rights (excluding South Korea and North Korea) to the development and commercialization of our product candidate ADL 2-1294 to SB Pharmaco Puerto Rico Inc., an affiliate of SmithKline Beecham plc, for the topical indications of dermal pain and itch. Under the license agreement, we received a $500,000 up-front license fee. In the event that ADL 2-1294 meets specified regulatory approval requirements and is successfully launched commercially in prescription and over-the-counter forms in each of specified jurisdictions, we would be entitled to up to $38.5 million of milestone payments, with the potential of additional milestone payments of up to $6.0 million. In addition, we will receive royalties based on product sales, if any. SB Pharmaco will be responsible for all development costs.

   SB Pharmaco can terminate the agreement on a country by country basis, in its entirety, or on a product by product basis if it determines that the product is not marketable in a specified territory. Upon termination in this circumstance, all of the rights granted to SB Pharmaco under the license agreement in the relevant country or for the relevant product will terminate and revert to us. In connection with the licensing of ADL 2-1294, S.R. One, Limited, an affiliate of SmithKline Beecham purchased $2.5 million in series F mandatorily redeemable Preferred Stock, was granted a warrant to purchase shares of preferred stock convertible into an aggregate of 25,000 shares of common stock for an aggregate exercise price of $125,000 and agreed to purchase an additional $500,000 of our capital stock upon the achievement of certain regulatory milestones.

   In January 2000, we issued an aggregate of 12,306,000 shares of series G mandatorily redeemable convertible preferred stock at a purchase price of $1.00 per share, for aggregate consideration of $12,306,000. Of that amount, we issued 250,000 shares to Technology Leaders II, L.P. Dr. Moller, one of our directors, is the managing director of the general partner of the general partner of Technology Leaders II, L.P. We also issued 2,500,000 shares to ARCH Venture Fund III, L.P. Mr. Nelsen, a director of ours, is the general partner of the general partner of the general partner of ARCH Venture Fund III, L.P. We also issued 273,000 shares to WPG Enterprise Fund II, L.L.C. and 227,000 shares to Weiss, Peck & Greer Venture Associates III, L.L.C. Ms. Feeney, one of our directors, nominated to our board by Weiss, Peck & Greer Venture Partners III, the Fund Investment Advisory Member of WPG Enterprise Fund II, L.L.C. and Weiss, Peck & Greer Venture Associates III, L.L.C., was a general partner of Weiss, Peck & Greer Venture Partners, from 1989 to 1999. On the closing of the initial public offering, the series G preferred stock automatically converted into 2,461,000 shares of common stock.

   In July 2000, we issued an aggregate of 23,921,425 shares of series H mandatorily redeemable convertible preferred stock at a purchase price of $1.53 per share, for aggregate consideration of $36,600,000. Of that amount, we issued 163,399 shares to ARCH Venture Fund III, L.P. Mr. Nelsen, a director of ours, is the general partner of the general partner of the general partner of ARCH Venture Fund III, L.P. We also issued 36,425 shares to Technology Leaders II, L.P. and 28,934 shares to Technology Leaders II Offshore C.V. Dr. Moller, one of our directors, is the managing director of the general partner of the general partner of both of these entities. We also issued 65,359 shares to S.R. One Limited, an affiliate of SmithKline Beecham. On the closing date of the initial public offering, the Series H preferred stock automatically converted into an aggregate of 4,784,285 shares of common stock.

   In March 2000, some of our officers exercised options to purchase shares of our common stock. In connection with the exercises, the officers delivered promissory notes to us in the aggregate amount of $940,500. The promissory notes are full recourse and are secured by shares of our common stock. The promissory notes accrue interest at an annual rate of 6.80% and are payable in March 2007. As the makers of the promissory notes sell the shares of our common stock that secure the notes, the makers are required to repay the principal amounts due under the notes secured by the sold shares. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts we expect will be owed to us by each of these makers.

                                                                   Amount of
     Name of Maker        Relationship to Adolor Corporation    Promissory Note
     -------------        ----------------------------------    ---------------
                        President, Chief Executive Officer
 John J. Farrar........ and Director                               $432,000
 Randall L. Carpenter.. Former Vice President, Clinical
                        Research & Development and Regulatory
                        Affairs                                     216,000
                        Vice President, Preclinical
 Deanne D. Garver...... Development and Projects Management          67,500
                        Vice President, Exploratory Research
 Alan L. Maycock....... and Drug Discovery                           72,000
 Gwen A. Melincoff..... Vice President, Business Development         67,500
                        Vice President, Chief Financial
 Peter J. Schied....... Officer and Secretary                        85,500

   In January 1999, we purchased an approximately 19.9% equity interest in Northstar Research & Development Ltd., a startup biopharmaceutical company with an interest in developing novel pain management pharmaceutical products, for $100,000. William K. Schmidt, our Vice President, Technical Affairs, was the President and Chief Executive Officer of Northstar at the time of the purchase. Northstar does not currently have any operations.

   In December, 2000, we licensed, for a total of $169,180, from Arch Development Corporation, of which Mr. Nelsen is a director, the right to use cloned mammalian kappa receptors to discover new drugs. The term of the license agreement is tied to the lifetime of the valid and existing patents licensed under the agreement and is currently expected to expire in 2017.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on a review of reports filed by the Company on these individuals' behalf and written representations from them that no other reports were required, all of the Section 16(a) filing requirements with respect to fiscal year 2000 were made on a timely basis, except that, Dr. Goddard filed one Form 3 (reporting initial beneficial ownership of the Company's Common Stock) late, Messrs. Farrar and Maycock each filed one Form 4 late (reporting the conversion of preferred stock to Common Stock at the initial public offering date), and Mr. Nelsen reported on Form 5 transactions involving the acquisition of Common Stock that should have been reported on an earlier Form 4.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee makes all compensation decisions. Drs. Baldino and Nash and Mr. Nelsen serve as the members of the Compensation Committee. None of our other executive officers, directors or Compensation Committee members currently serve, or have in the past served, on the compensation committee of any other company whose directors and executive officers have served on the Company's Compensation Committee. In December, 2000, we licensed, for a total of $169,180, from Arch Development Corporation, of which Mr. Nelsen is a director, the right to use cloned mammalian kappa receptors to discover new drugs. The term of the license agreement is tied to the lifetime of the valid and existing patents licensed under the agreement and is currently expected to expire in 2017.

                                 OTHER BUSINESS

   The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

                                          By Order of the Board of Directors

                                          Peter J. Schied
                                          Secretary

April 16, 2001

                                                                      Appendix 1

                                  AMENDED AND
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               ADOLOR CORPORATION

   ADOLOR CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), was incorporated under the name Opian Pharmaceuticals, Inc., and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 9, 1993.

   This Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of
Section 242 and 245 of the General Corporation Law of the State of Delaware.

   FIRST: The name of the corporation is Adolor Corporation.

   SECOND: The registered office of the Corporation in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware, 19808. The name of the registered agent of the corporation at such address is The Prentice-Hall Corporation System, Inc.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

   FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,000,000 shares, consisting of 99,000,000 shares of Common Stock with a par value of $.0001 per share (the "Common Stock") and 1,000,000 shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock").

   A description of the respective classes of stock and a statement of designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock and Preferred Stock are as follows:

 A. COMMON STOCK

   1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

   2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

   3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

   4. Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

   B. PREFERRED STOCK

   1. Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the board of directors of the Corporation providing for its issue. All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.

   2. Creation of Series. The board of directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

   2A. The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

   2B. The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative, and if so, from what date or dates;

   2C. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

   2D. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

   2E. Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

   2F. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

   2G. Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

   2H. Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

   2I. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

   3. Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the board of directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

   4. Preference on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the board of directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the corporation within the meaning of this paragraph except to the extent specifically provided for herein.

   5. Redemption. The Corporation, at the option of the board of directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.

   6. Voting Rights. Except as otherwise required by law, or as otherwise determined by the board of directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of any meeting of stockholders.

   FIFTH: The Corporation shall have perpetual existence.

   SIXTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

   SEVENTH: The number of Directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

   The Board of Directors, other than those who may be elected by the holders of any series of Preferred Stock, if any, shall be and is divided into three classes: Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Each Director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the Director was elected; provided, however, that each initial Director in Class I shall hold office until the annual meeting of stockholders in 2002; each initial Director in Class II shall hold office until the annual meeting of stockholders in 2003; and each initial Director in Class III shall hold office until the annual meeting of stockholders in 2004. Notwithstanding the foregoing provisions of this Article, each Director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

   In the event of any increase or decrease in the authorized number of Directors, (a) each Director then serving as such shall nevertheless continue as a Director of the class of which he or she is a member until the expiration of his or her current term, or his or her earlier resignation, removal from office or death, and (b) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain such classes as nearly equal as possible.

   EIGHTH: To the fullest extent that the general corporate law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of the directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   NINTH: The Corporation shall, to the fullest extent permitted by subsection 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

   TENTH: The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

Dated: May  , 2001

                                                                      Appendix 2

                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
                               ADOLOR CORPORATION

                                    CHARTER

I. PURPOSE

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the financial reports and other financial information provided by the Corporation to any governmental body or the public; (ii) the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and (iii) the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     A. Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     B. Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

     C. Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

   The Audit Committee will primarily fulfill those responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

   The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

   The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department, if any, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with
IV.4. below.

IV. RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties the Audit Committee shall:

 Documents/Reports Review

     1. Review and update this Charter periodically as conditions dictate.

     2. Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants, and including the Corporation's Form 10-K.

     3. Review the regular internal reports to management prepared by the internal auditing department and management's response.

     4. Review with financial management and the independent accountants the Corporation's Form 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

 Independent Accountants

     5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

     6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.


 Financial Reporting Process

     8. In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

     9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

     10. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.


 Process Improvement

     11. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     12. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     13. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

     14. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

 Ethical and Legal Compliance

     15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

     16. Review management's monitoring of the Corporation's compliance with the Corporation's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

     17. Review activities, organizational structure and qualifications of the internal audit department.

     18. Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies.

     19. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

     20. Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

                               ADOLOR CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of ADOLOR CORPORATION, a Delaware corporation, does hereby constitute and appoint John J. Farrar and Peter J. Schied, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of Adolor Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at Wyndham Suites Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA on May 15, 2001 at 10:00 a.m., and at any and all adjournments and postponements thereof, as follows:

     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 AND WILL GRANT DISCRETIONARY
   AUTHORITY PURSUANT TO ITEM 5.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

   Please mark your vote as indicated in this example [X]

   ITEM 1. PROPOSAL TO APPROVE RESTATED CERTIFICATE OF INCORPORATION

    [_] FOR      [_] AGAINST      [_] ABSTAIN

   ITEM 2.  ELECTION OF DIRECTORS
                          FOR all nominees  [_]
                                           WITHHOLD AUTHORITY for all
                                           nominees listed [_]

         Nominees: John J. Farrar, Ellen M. Feeney, Paul Goddard, David M. Madden, Claude H. Nash and Robert T. Nelsen

   To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s):

   ITEM 3. RATIFICATION OF
   INDEPENDENT ACCOUNTANTS

    [_] FOR   [_] AGAINST   [_] ABSTAIN

   ITEM 4. AMENDMENT OF AMENDED AND
        RESTATED 1994 EQUITY
        COMPENSATION PLAN

    [_] FOR   [_] AGAINST   [_] ABSTAIN

   ITEM 5. OTHER MATTERS

   In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.


                                              ----------------------------
                                              Signature

                                              Date: ______________________

   NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.